EXHIBIT 15

Allstate Life Insurance Company

3100 Sanders Road

Northbrook, Illinois 60062

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Allstate Life Insurance Company and subsidiaries (the “Company”) for the periods ended June 30, 2009 and 2008, as indicated in our report dated August 11, 2009 (which report includes an explanatory paragraph relating to a change in the Company’s presentation and method of accounting for other-than-temporary impairments of debt securities); because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, is incorporated by reference in the following Registration Statements:

Form S-3 Registration Statement Nos.	Form N-4 Registration Statement Nos.
333-119706	333-102934
333-121739	333-114560
333-121742	333-114561
333-121745	333-114562
333-150286	333-121687
333-150577	333-121691
333-150583	333-121692
333-156064	333-121693
333-157311	333-121695
333-157314	333-121697
333-157318
333-157319
333-157320
333-157331
333-157334
333-158174
333-158182

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

Chicago, Illinois

August 11, 2009

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